EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2014 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of MoSys, Inc., which appear in the Annual Report on Form 10-K of MoSys, Inc. for the year ended December 31, 2013. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
August 8, 2014